Exhibit 10.2
Form of Replacement Term A Note
REPLACEMENT TERM A NOTE

$25,000,000	Dated as of September 30, 2009
     FOR VALUE RECEIVED, WINTRUST FINANCIAL CORPORATION, an Illinois corporation (the “Maker”) promises to pay to the order of BANK OF AMERICA, N.A., as successor to LaSalle Bank National Association (the “Bank”) the lesser of the principal sum of TWENTY-FIVE MILLION DOLLARS ($25,000,000), or the aggregate unpaid principal amount outstanding under the Credit Agreement dated as of November 1, 2005 (as amended from time to time, the “Credit Agreement”) between the Maker and the Bank, at the maturity or maturities and in the amount or amounts as stated on the records of the Bank together with interest (computed on actual days elapsed on the basis of a 360 day year) on any and all principal amounts outstanding hereunder from time to time from the date hereof until maturity. Interest shall be payable at the rates of interest and the times set forth in the Credit Agreement. All unpaid principal, and accrued interest, if not paid sooner, shall be due and payable in full on October 30, 2009.
     This Replacement Term A Note (this “Note”) shall be available for direct advances.
     Principal and interest shall be paid to the Bank at its office at 135 South LaSalle Street, Chicago, Illinois 60603, or at such other place as the holder of this Note may designate in writing to the Maker. This Note may be prepaid in whole or in part as provided for in the Credit Agreement.
     This Note evidences indebtedness incurred under the Credit Agreement dated as of November 1, 2005, as amended from time to time, between the Maker and the Bank, to which reference is hereby made for a statement of the tams and conditions under which the clue date of the Note or any payment thereon may be accelerated. The holder of this Note is entitled to all of the benefits provided for in the Credit Agreement.
     The Maker agrees that in action or proceeding instituted to collect or enforce collection of this Note, the amount on the Bank’s records shall be conclusive and binding evidence, absent demonstrable error, of the unpaid principal balance of this Note.
     This Note is issued in replacement of and substitution for, but not in repayment of, that certain Term A Note dated as of August 31, 2009, in the principal amount of Twenty Five Million Dollars ($25,000,000), executed by the Maker and payable to the order of the Bank (the “Prior Note”). The indebtedness evidenced by the Prior Note is continuing indebtedness evidenced hereby, and nothing herein shall be deemed to constitute a payment, settlement or novation of the Prior Note, or to release or otherwise adversely affect any lien, mortgage or security interest securing such indebtedness.

WINTRUST FINANCIAL CORPORATION
By:	/s/ David A. Dykstra
Its: Senior E.V.P.